Exhibit 10.1

SONIC AUTOMOTIVE, INC.

2012 STOCK INCENTIVE PLAN

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AGREEMENT

FOR RETENTION GRANT

This Performance-Based Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”) is entered into as of May 6, 2015 (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and JEFF DYKE (the “Participant”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2012 Stock Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of restricted stock units (“Restricted Stock Units”) to eligible employees and other individuals providing services to the Company and its Subsidiaries (as defined in the Plan);

WHEREAS, in consideration for the Participant’s service to the Company and/or its Subsidiaries and the restrictive covenants set forth in this Restricted Stock Unit Agreement, the Company wishes to grant the Participant a certain number of Restricted Stock Units representing the contingent right to receive a corresponding number of shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), which provides the Participant with the potential to earn substantial additional compensation;

WHEREAS, the Company has a reasonable expectation as to the confidentiality of its proprietary business information, and to protect its business interests from unreasonable competitive activity;

WHEREAS, the parties wish to memorialize the terms of their agreement regarding the Participant’s activities during and after employment by the Company; and

WHEREAS, the Participant’s receipt of the Restricted Stock Units is conditioned upon his timely execution of this Restricted Stock Unit Agreement;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter set forth, the Company and the Participant hereby agree as follows:

1. Grant of Restricted Stock Units. In consideration for the Participant’s execution of this Restricted Stock Unit Agreement, including the provisions of Section 11 (Restrictive Covenants) and his service to the Company and/or its Subsidiaries, and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement and the Plan, the Company grants to the Participant One Million (1,000,000) Restricted Stock Units (the “Restricted Stock Units”).

2. Performance Condition.

(a) Performance Condition. If the Company meets at least the “Minimum Performance Goal” as described below, then the Restricted Stock Units shall remain outstanding, and the vesting conditions in Section 3 below and the other terms and conditions of this Restricted Stock Unit Agreement and the Plan. If the Company does not meet the Minimum Performance Goal, the Restricted Stock Units shall be immediately and automatically forfeited in their entirety and the Participant shall not have any further interest in such Restricted Stock Units, and this Restricted Stock Unit Agreement, including the restrictive covenants in Section 11, shall thereafter no longer have any force or effect.

(b) Minimum Performance Goal. The Minimum Performance Goal shall be met if the Company achieves either one of the following two objectives for the Company’s 2016 fiscal year: (1) Net Income according to U.S. generally accepted accounting principles of at least $75.0 million, or (2) Revenue from both Continuing Operations and Discontinued Operations according to U.S. generally accepted accounting principles of at least $8.5 billion (the “Performance Condition”). Following the end of 2016, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will certify the extent to which the Company achieved the Minimum Performance Goal.

3. Vesting Conditions. Subject to the Performance Condition described in Section 2 having been met, and except as otherwise provided below in Section 4 or elsewhere in this Restricted Stock Unit Agreement, the Restricted Stock Units shall vest over a fifteen (15) year period, with one-third ( 1⁄3) of the Restricted Stock Units vesting on the fifth (5th) anniversary of the Grant Date, an additional one-third ( 1⁄3) of the Restricted Stock Units vesting on the tenth (10th) anniversary of the Grant Date, and the final one-third ( 1⁄3) of the Restricted Stock Units vesting on the fifteenth (15th) anniversary of the Grant Date, and until vested, the Restricted Stock Units shall remain subject to forfeiture. Vesting on any such anniversary of the Grant Date is subject to the Participant’s continued service with the Company through such date and subject to the other terms of this Restricted Stock Unit Agreement.

4. Termination of Service.

(a) Termination by Company Without Cause. If the Participant is terminated by the Company without Cause in a manner that constitutes a separation from service under Section 409A of the Code (a “Separation from Service”), a pro rata portion of the Restricted Stock Units shall become vested (to the extent not yet vested) on the later of (i) the date of such termination, and (ii) the date that the Compensation Committee certifies that the Performance Condition in Section 2 has been met. Such pro rata portion of the Restricted Stock Units shall be determined by first (A) multiplying One Million (1,000,000) by a fraction, the numerator of which shall be the number of full calendar months since the Grant Date up to and including the month of termination and the denominator of which shall be one hundred eighty (180), and then (B) subtracting the number of Restricted Stock Units with respect to which the Participant already has become vested pursuant to Section 3 above (and the rest of the Restricted Stock Units shall be forfeited).

(b) Death or Disability. In the event of the Participant’s Separation from Service with the Company due to his death or Disability, a pro rata portion of the Restricted Stock Units shall become vested (to the extent not yet vested) on the later of (i) the date of such Separation from Service, and (ii) the date that the Compensation Committee certifies that the Performance Condition in Section 2 has been met. Such pro rata portion of the Restricted Stock Units shall be determined by first (A) multiplying One Million (1,000,000) by a fraction, the numerator of which shall be the number of full calendar months since the Grant Date up to and including the month of Separation from Service and the denominator of which shall be one hundred eighty (180), and then (B) subtracting the number of Restricted Stock Units with respect to which the Participant already has become vested pursuant to Section 3 above (and the rest of the Restricted Stock Units shall be forfeited).

(c) Termination For Cause and Other Termination of Employment. If the Participant incurs a Termination of Service for Cause or for any other reason not specifically addressed above (including voluntary resignation), all unvested Restricted Stock Units shall be immediately and automatically forfeited by the Participant.

(d) Definitions. For purposes of this Restricted Stock Unit Agreement, the following terms have the definitions indicated:

(i) “Cause” means (A) a material breach by the Participant of his employment obligations or of any employment, confidentiality or other agreement with the Sonic Group, unless, in the case of a material breach which is curable in the sole judgment of the Company, such breach is remedied within five (5) business days after receipt of written notice of the Company specifying such a breach; (B) the Participant’s conviction of a felony (including a plea of no contest or nolo contendere); (C) willful failure of the Participant to comply with reasonable instructions or directives of the Sonic Group and/or the Participant’s material violation of Sonic Group policies; (D) the Participant’s chronic absenteeism; (E) any willful or material misconduct of the Participant, including, without limitation, misconduct involving fraud or dishonesty in the performance of the Participant’s covenants, duties or obligations, or conduct which is deemed in the sole judgment of the Company, to be injurious to the Company, any of its Subsidiaries and/or the Sonic Group; and (F) the Participant’s illegal use of controlled substances.

(ii) “Code” has the meaning given to such term under the Plan.

(iii) “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, unable to engage in the material and substantial duties of the Participant’s occupation. The determination of Disability shall be determined in good faith by the Compensation Committee.

(iv) “Sonic Group” means the Company and its Subsidiaries and affiliates.

(v) “Termination of Service” has the meaning given to such term under the Plan.

5. Settlement of Restricted Stock Units. The number of Restricted Stock Units that become vested as of a specified date pursuant to Section 3 above shall be converted to, and settled in the form of, a single payment in the form of an equivalent number of shares of Common Stock within thirty-one (31) days after such date. The number of Restricted Stock Units that become vested as of an earlier date pursuant to Section 4 above as a result of the Participant’s Separation from Service due to the Participant’s death, Disability or termination by the Company without Cause shall be converted to, and settled in the form of, a single complete payment of an equivalent number of shares of Common Stock within thirty-one (31) days after such Separation from Service, or if later, during March 2017; provided, that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

Notwithstanding the foregoing, if settlement of the Restricted Stock Units is triggered under Section 4(a) or (b) by a Separation from Service due to Disability or termination by the Company without Cause, and the Participant is classified as of the date of such Separation from Service as a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code (and determined by the Company in accordance with its procedures for such purpose), any settlement that otherwise would have been made during the six (6)-month period from the date of the Participant’s Separation from Service instead shall be made on the first business day following the expiration of such six (6)-month period (or, in accordance with Section 409A of the Code, an earlier date during such six (6)-month period in the event of the Participant’s death during such period). The foregoing shall apply only to the extent any of the Restricted Stock Units provide for a deferral of compensation under Section 409A of the Code.

6. Change in Control. If the Performance Condition is met, then in the event of a “Change in Control” (as defined below), the Restricted Stock Units shall become fully vested on the later of (a) the date of such Change in Control or (b) the date that the Compensation Committee certifies that the Performance Condition in Section 2 has been met; provided, that to the extent any of the Restricted Stock Units provide for a deferral of compensation under Section 409A of the Code, the foregoing shall apply only if such

Change in Control also constitutes a “change in control event” under Section 409A of the Code. The number of Restricted Stock Units that become vested pursuant to the foregoing shall be converted to, and settled in the form of, a single complete payment of an equivalent number of shares of Common Stock within thirty (30) days after such Change in Control, or if later, during March 2017; provided, that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

For purposes of this Restricted Stock Unit Agreement, a “Change in Control” means any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company:

(1) A change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group (other than (A) Sonic Financial Corporation, O. Bruton Smith, B. Scott Smith or David Bruton Smith, (B) any spouse, immediate family member or lineal descendent of O. Bruton Smith, B. Scott Smith or David Bruton Smith (collectively with O. Bruton Smith, B. Scott Smith or David Bruton Smith, a “Smith Family Member”) or (C) any trust, corporation, partnership or other entity the beneficiaries, stockholders, partners or owners of which are Smith Family Members (the persons and entities in (A), (B) and (C) referred to, individually and collectively, as the “Smith Group”)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(2) A change in the effective control of the Company occurs on the date on which either: (I) a person, or more than one person acting as a group, (in either case, other than members of the Smith Group) acquires ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the twelve-month period ending on the date of the most recent acquisition, or (II) a majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company.

(3) A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than members of the Smith Group or any other person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the twelve-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code.

7. Dividend Equivalents. The Participant shall not be credited with or receive any dividend equivalents with respect to the Restricted Stock Units.

8. No Rights as Stockholder Prior to Settlement. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock represented by the Restricted Stock Units until the Participant shall have become the holder of record of such Common Stock. No adjustments shall be made for distributions (whether in cash, units, securities or other property) by the Company or other rights for which the record date is prior to the date that the Participant shall have become the holder of record of such shares of Common Stock.

9. Restrictions on Transferability. The Participant may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock Units in any manner. No assignment, pledge or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock Units, the Restricted Stock Units shall be forfeited.

10. Company Policies. The Restricted Stock Units are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time. Without limiting the foregoing, by acceptance of the Restricted Stock Units, the Participant agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

11. Restrictive Covenants.

(a) Confidential Information. The Sonic Group is engaged in the business of owning and operating automobile and/or truck dealerships and collision repair centers, which business includes, without limitation, the marketing, selling and leasing of new and/or used automobiles and trucks, the servicing of automobiles and/or trucks, including collision repair, and the provision of financing and insurance to automobile and truck customers, and the development and implementation of new and highly proprietary business methods, technologies, and marketing strategies to expand such business (the “Business”). As a result of the Participant’s employment by the Company and his continuing employment, the Participant has and will have access to valuable, highly confidential, privileged and proprietary information relating to the Business, including without limitation, existing and future inventory information, financial information, unpublished present and future marketing strategies and promotional programs, proprietary technologies and innovative business methods and strategies and other information regarded by the Sonic Group as proprietary and confidential (the “Confidential Information”). The Company and the Participant acknowledge that unauthorized use or disclosure by the Participant of any of the Confidential Information would seriously damage the Sonic Group in its Business. Therefore, the Participant agrees that during the term of employment with the Company and/or any other member of the Sonic Group, and after termination of employment for any reason, the Participant will not, without the Sonic Group’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of the Participant’s duties). The Participant acknowledges that all files, computer disks, records, lists, designs, specifications, books, products, plans and other materials or property owned or used by the Sonic Group in connection with the conduct of its Business shall at all times remain the property of the Sonic Group, and that upon termination or expiration of employment for any reason or upon request of the Company, the Participant will immediately surrender to the Sonic Group all such materials, including but not limited to those containing Confidential Information.

(b) Non-Solicitation. During his employment and for a period of two (2) years following the Participant’s resignation from the Sonic Group or termination of the Participant’s employment with the Sonic Group for any reason, the Participant shall not directly or indirectly, on his own behalf, or on behalf of any other individual or entity:

(i) employ or solicit the employment of, or hire or retain as an agent, consultant or any other capacity, or engage in any business enterprise with, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of his employment, was employed by the Sonic Group.

(ii) interfere or attempt to interfere with the terms or any aspects of the relationship between the Sonic Group and any person or entity from whom the Sonic Group has purchased automobiles, trucks, parts, supplies, inventory or services, including but not limited to any automobile manufacturer or its U.S. sales affiliate, at any time during the twelve (12) calendar months immediately preceding the termination or expiration of his employment.

(c) Agreements with Respect to Ownership of Work Product.

(i) “Work Product” shall mean and include, without limitation, any and all products, designs, works, discoveries, inventions and improvements, and other results of the Participant’s employment by the Sonic Group (including, without limitation, any ideas, routines, object and source codes, specifications, flowcharts and other material and documentation, together with all information, data and know-how, alterations, corrections, improvements and upgrades thereto), that may be conceived, developed, produced, prepared, created, or contributed to (whether at the Sonic Group’s premises or elsewhere) by the Participant, acting alone or with others, during the period of his employment by the Sonic Group (or at any time after the termination of the Participant’s employment by the Sonic Group if derived from, based upon or relating to any Confidential Information).

(ii) The Participant agrees and acknowledges that all (i) Work Product that is conceived, created, designed, developed and contributed by the Participant in his capacity as an employee of the Sonic Group is deemed to be within the scope of his employment and (ii) “works made for hire” under the United States Copyright Act (or other applicable statute), and all worldwide rights, title, and interest in and to any and all Work Product, shall be and remain the exclusive property of the Sonic Group, free from any legal or equitable claim of right, title, or interest which the Participant might have in or with respect thereto.

(iii) The Participant acknowledges that all Work Product that is not covered by Section 11(c)(ii) above shall be deemed to have been specifically ordered or commissioned by the Sonic Group, and in consideration of the compensation and other benefits provided by the Sonic Group to the Participant to the extent permitted by applicable law, the Participant hereby assigns, transfers and conveys to the Sonic Group any and all worldwide rights, title, and interest that he may have in or to the Work Product, including without limitation, any right, title and interest in or to the Work Product arising under trade secret, copyright, mask work, patent laws or any other laws. During and after the term of the Participant’s engagement by the Sonic Group, the Participant shall from time to time and when requested by the Sonic Group and at the Sonic Group’s expense, but without further consideration to the Participant (i) execute all paper and documents and perform all other acts necessary or appropriate, in the sole discretion of the Sonic Group, to evidence or further document the Sonic Group’s ownership of the Work Product and the above-mentioned propriety rights therein, and (ii) assist the Sonic Group in obtaining, registering, maintaining and defending for the Sonic Group’s benefit (which defense shall be at the Sonic Group’s expense) all patents, copyrights, mask work rights, trade secret rights and other proprietary rights in and to the Work Product in any and all countries as the Sonic Group may determine in its sole discretion. The Participant agrees that if for any reason he fails to fulfill such obligations, the Sonic Group may complete and execute any such documents in the Participant’s name and on his behalf.

(d) Non-Competition.

(i) In the event that the Participant resigns his employment with the Sonic Group or is terminated by the Sonic Group at any time for “Cause,” (as defined in Section 4(d)), for a period of two (2) years following resignation or termination, he shall not provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate or subsidiary corporation, partnership or other entity), or become employed or engaged by, or act as an agent or consultant for any individual or entity engaged in the Business in the Restricted Territory; provided, however, that nothing herein shall preclude the Participant from holding not more than three percent (3%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Sonic Group, so long as such ownership does not provide to the

Participant the ability to influence the management of such company in any material respect. The restriction contained in this subparagraph shall extend to the Company’s Subsidiaries and affiliates because, as acknowledged by the Participant, his job duties include responsibility for the performance of such subsidiaries and affiliates.

(ii) Except where such agreement is prohibited by applicable law, the Participant hereby agrees that he shall not at any time during his employment or engagement with the Sonic Group and for a period of one (1) year thereafter engage in or divert any business opportunity that (i) the Participant learned or became aware of or was involved in at any time during his employment or engagement with the Sonic Group or as a result of or in connection with such employment or engagement or (ii) the Sonic Group is pursuing as a corporate opportunity.

(iii) For purposes of this Restricted Stock Unit Agreement, “Restricted Territory” shall mean:

(1) The United States of America; and

(2) The following Metropolitan Statistical Areas, as determined by the United States Office of Management and Budget and in effect as of January 1, 2007 (each, an “MSA”), in which the Company engages in the Business as of the date of this Restricted Stock Unit Agreement:

a.	Atlanta-Sandy Springs-Marietta, GA MSA;

b.	Birmingham-Hoover, AL MSA;

c.	Cape Coral-Fort Myers, FL MSA;

d.	Charlotte-Gastonia-Concord, NC-SC MSA;

e.	Chattanooga, TN-GA MSA;

f.	Columbia, SC MSA;

g.	Columbus, OH MSA;

h.	Dallas-Fort Worth-Arlington, TX MSA;

i.	Deltona-Daytona Beach-Ormond Beach, FL MSA;

j.	Denver-Aurora, CO MSA;

k.	Greenville-Mauldin-Easley, SC MSA;

l.	Houston-Sugar Land-Baytown, TX MSA;

m.	Las Vegas-Paradise, NV MSA;

n.	Los Angeles-Long Beach-Santa Ana, CA MSA;

o.	Montgomery, AL MSA;

p.	Nashville-Davidson-Murfreesboro-Franklin, TN MSA;

q.	Orlando-Kissimmee, FL MSA;

r.	Pensacola-Ferry Pass-Brent, FL MSA;

s.	Riverside-San Bernardino-Ontario, CA MSA;

t.	San Diego-Carlsbad-San Marcos, CA MSA;

u.	San Francisco-Oakland-Fremont, CA MSA;

v.	San Jose-Sunnyvale-Santa Clara, CA MSA;

w.	Tampa-St. Petersburg-Clearwater, FL MSA; and

x.	Washington-Arlington-Alexandria, DC-VA-MD-WV MSA.

As of the date of this Restricted Stock Unit Agreement, a complete listing and descriptions of each “Metropolitan Statistical Area” as defined by the United States Office of Management and Budget (“OMB”) may be found on the OMB’s internet website at www.whitehouse.gov/omb, and clicking on “Statistical Prog. & Standards”, then clicking on “Metropolitan Statistical Areas”.

(e) Remedies. It is stipulated that a breach by the Participant of any of the provisions of this Section 11 would cause irreparable damage to the Sonic Group. The Sonic Group, in addition to any other rights or remedies which it may have, shall be entitled to an injunction restraining the Participant from violating or continuing any violation of the provisions of this Section 11. Such right to obtain an injunctive relief may be exercised at the option of the Sonic Group, concurrently with, prior to, after, or in lieu of the exercise of any rights or remedies which the Sonic Group may have as a result of such breach or threatened breach.

(f) Clawback. In the event that the Company determines that the Participant has violated the terms of the restrictive covenants in this Section 11 or any other restrictive covenants or clauses contained in any agreement between the Company and/or one or more Subsidiaries (even if such covenants, clauses or agreements are held invalid or unenforceable), then (i) any unvested Restricted Stock Units and any shares of Common Stock arising from vested Restricted Stock Units that have not yet been delivered to the Participant shall be immediately and automatically forfeited and rescinded upon such violation and (ii) if any other Restricted Stock Units have vested after such violation or within two (2) years prior to such violation, then (without regard to tax consequences) the Participant agrees to return the corresponding shares of Common Stock to the Company or if the Participant has sold or disposed of such shares, the Participant agrees to immediately pay the Company an amount equal to the fair market value of such shares at the time of such sale or disposition. Subject to applicable law, the Company and its Subsidiaries shall have the right to offset such payment amount against any amounts otherwise owed to the Participant by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement); provided, that any payment that constitutes nonqualified deferred compensation subject to Section 409A of the Code, as determined by the Company, shall be subject to offset only to the extent such offset would not give rise to a failure to comply with Section 409A of the Code. Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under this Restricted Stock Unit Agreement or any other restrictive covenant agreements against the Participant for violations thereof.

(g) Acknowledgement of Reasonableness. The Participant has carefully read and considered the provisions of this Section 11, has had the opportunity for consultation with an attorney of the Participant’s choice, and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Sonic Group.

12. Forfeiture Procedures. In the event of the forfeiture of any Restricted Stock Units, such forfeiture shall be automatic and without further act or deed by the Participant. Notwithstanding the foregoing, if requested by the Company (or its agent), the Participant shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

13. Tax Matters (Withholding). The Participant shall pay or make provision for payment to the Company or a Subsidiary, as applicable, through payroll or other withholding (which withholding the Participant hereby authorizes) or other means acceptable to the Compensation Committee and permissible under the Plan, the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock Units (including, without limitation, vesting events). If other satisfactory withholding arrangements have not been made by the Participant and unless otherwise provided by the Compensation Committee, the Company shall retain and withhold from the Common Stock otherwise deliverable to the Participant upon vesting of the Restricted Stock Units such number of shares with a fair market value sufficient to satisfy the statutory minimum required withholding amount and any remaining amount shall be otherwise satisfied as described above. The determination of the withholding amounts due shall be made by the Company and/or its Subsidiaries and shall be binding upon the Participant. The Company shall not be required to deliver such shares of Common Stock unless the Participant has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

THE PARTICIPANT ACKNOWLEDGES THAT THE PARTICIPANT IS RESPONSIBLE FOR AND IS ADVISED TO CONSULT WITH THE PARTICIPANT’S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THE PARTICIPANT THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK UNITS.

14. Adjustments. Subject to the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made to the outstanding Restricted Stock Units by the Compensation Committee to prevent the dilution or enlargement of rights. The Compensation Committee also will make adjustments in its discretion to eliminate any resulting fractional shares.

The existence of the Restricted Stock Units does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

15. Nature of Arrangement. The Participant’s rights under this Restricted Stock Unit Agreement shall be only contractual in nature unsecured by any assets of the Company or any Subsidiary. The Company shall not be required to segregate any specific funds, assets or other property from its general assets with respect to the Restricted Stock Units. The Participant shall have no rights under this Restricted Stock Unit Agreement other than as an unsecured general creditor of the Company. To the extent that this Restricted Stock Unit Agreement provides for a deferral of compensation within the meaning of Section 409A of the Code, this Restricted Stock Unit Agreement is intended to comply with Section 409A of the Code and shall be interpreted consistent with such intent. References in this Restricted Stock Unit Agreement to Section 409A of the Code also shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance. To the extent applicable, each and every payment made pursuant to this Restricted Stock Unit Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee to the Participant that this Restricted Stock Unit Agreement complies with or is exempt from Section 409A, and shall not indemnify or hold harmless the Participant with respect to any tax consequences that arise from any such failure under Section 409A of the Code.

16. Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Participant pursuant to this Restricted Stock Unit Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Unit Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to any Common Stock that may be issued pursuant to this Restricted Stock Unit Agreement. The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

17. Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Unit Agreement shall be determined by the Compensation Committee in its absolute and uncontrolled discretion, and any determination or other interpretation by the Compensation Committee in connection with this Restricted Stock Unit Agreement shall be final, binding and conclusive on all parties affected thereby.

18. Personal Data. The Participant acknowledges that Plan participation and receipt of awards under the Plan (including the Restricted Stock Units) involve the use and transfer, in electronic or other form, of personal data about the Participant between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Participant, and details of awards granted to the Participant under the Plan, including the Restricted Stock Units. By accepting the Restricted Stock Units, the Participant consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Restricted Stock Units and the Participant’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Participant may deposit any shares of Common Stock.

19. Miscellaneous.

(a) Binding on Successors and Representatives. The rights and obligations of the Participant under this Restricted Stock Unit Agreement shall inure to the benefit of the Company and other members of the Sonic Group, their successors and assigns, and shall be binding upon the Participant and the Participant’s heirs, executors, administrators and personal representatives, and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this Restricted Stock Unit Agreement. The Company also shall have the right to assign, transfer or convey this Restricted Stock Unit Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Company’s business activities.

(b) No Employment Rights. Nothing contained in this Restricted Stock Unit Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Participant’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c) Entire Agreement. This Restricted Stock Unit Agreement together with the Plan contains the entire agreement of the parties hereto with respect to the Restricted Stock Units and supersedes and replaces all prior agreements, arrangements and understandings, whether written or oral, with respect thereto; provided, however, it is expressly agreed that the restrictive covenants contained herein shall be in addition to and not in lieu of any other obligations of the Participant regarding confidentiality and non-competition, and specifically includes the October 19, 2005 Restrictive Covenants and Confidentiality Agreement between the parties, which obligations shall remain in full force and effect to the extent it does not conflict with the terms herein.

(d) Amendment. Except as otherwise provided below or in the Plan, neither this Restricted Stock Unit Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto. Notwithstanding the foregoing, to the extent applicable, it is intended that this Restricted Stock Unit Agreement comply with the provisions of Section 409A of the Code. The Company or the Compensation Committee may, without obtaining the Participant’s written consent, amend this Restricted Stock Unit Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Unit Agreement from being subject to Section 409A of the Code.

(e) Construction of Terms and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Unit Agreement shall have the meanings ascribed to them in the Plan.

(f) Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered; (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service; or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Participant:

The Participant’s address appearing in the Company’s records.

(g) Governing Law. This Restricted Stock Unit Agreement shall, in all respects, be governed by and construed according to the laws of the State of North Carolina. Any dispute or controversy arising out of or relating to this Restricted Stock Unit Agreement shall also be governed by the laws of the State of North Carolina.

(h) Arbitration. Any dispute or controversy arising out of or relating to this Restricted Stock Unit Agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of the Company’s standard arbitration agreement. This exclusive arbitration remedy shall not apply to the Company’s right to seek in any court a temporary restraining order or other injunctive relief or provisional remedy necessary to enforce the restrictive covenants contained herein (specifically Section 11) pending final resolution at arbitration

(i) Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Unit Agreement shall not affect the other provisions hereof, and the Compensation Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted. Notwithstanding the foregoing, each provision of Section 11 of this Restricted Stock Unit Agreement is intended to be severable. If any term or provision of Section 11 is held to be invalid, void, unreasonable or unenforceable by a court of competent jurisdiction for any reason whatsoever, such ruling shall not affect the remainder of Section 11. If the restraints provided for in Section 11 are deemed too broad as to the customers, area, activity or time covered, then the customers, area, or activity or time covered shall be reduced to the extent deemed reasonable, and the covenants in Section 11 and remedy of injunctive relief shall be enforced as to such reduced customers, area, activity or time.

(j) Waiver. The Company may waive any breach or non-fulfillment by the Participant of any provision of this Restricted Stock Unit Agreement. Any waiver of a breach of any provision of this

Restricted Stock Unit Agreement shall not operate or be construed as a waiver of, or estoppel with respect to, any subsequent breach.

(k) Electronic Delivery and Acknowledgement. The Participant also acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Restricted Stock Units and participation in the Plan (including, without limitation, this Restricted Stock Unit Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Participant consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this Restricted Stock Unit Agreement electronically, the Participant agrees to be bound by all terms and provisions of this Restricted Stock Unit Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement effective as of the day and year first written above. Notwithstanding the foregoing, this Restricted Stock Unit Agreement shall be of no force or effect unless the Participant executes and delivers this Restricted Stock Unit Agreement to the President of the Company no later than seven (7) days after the Grant Date.

SONIC AUTOMOTIVE, INC.		PARTICIPANT: JEFF DYKE
on behalf of itself, its affiliates and subsidiaries

By:	/s/ B. Scott Smith	/s/ Jeff Dyke

Title:	President and Chief Strategic Officer	Date:	May 7, 2015

Date:	May 6, 2015